UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

Ares Management, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36429 (Commission File Number)	80-0962035 (IRS Employer Identification No.)

2000 Avenue of the Stars, 12th Floor Los Angeles, CA	90067
(Address of principal executive offices)	(Zip Code)

(310) 201-4100

(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On October 1, 2014, Ares Finance Co. LLC, an indirect subsidiary of Ares Management, L.P., priced the previously announced offering of $250,000,000 aggregate principal amount of its 4.000% Senior Notes due 2024.  The notes will be fully and unconditionally guaranteed by Ares Management, L.P., Ares Holdings Inc., Ares Domestic Holdings Inc., Ares Real Estate Holdings LLC, Ares Holdings L.P., Ares Domestic Holdings L.P., Ares Investments L.P., Ares Real Estate Holdings L.P., Ares Management LLC and Ares Investments Holdings LLC.  The offering is subject to customary closing conditions.  Ares intends to use a portion of the net proceeds from the sale of the notes to repay outstanding borrowings under its revolving credit facility and promissory notes issued in connection with a prior acquisition.  Any remaining net proceeds will be used for general corporate purposes, including any strategic acquisitions or related transactions, and to fund growth initiatives.  Ares has entered into a non-binding letter of intent for an acquisition that is not material to its businesses.  There can be no assurance that Ares will enter into a binding agreement or complete such acquisition or any other acquisition.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(d)                      Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release, dated October 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES MANAGEMENT, L.P.

	By:	Ares Management GP LLC, its general partner

Date: October 1, 2014	By:	/s/ Daniel F. Nguyen
		Name:	Daniel F. Nguyen
		Title:	Executive Vice President, Chief Financial Officer & Treasurer